Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282551

PROSPECTUS

LUXURBAN HOTELS INC.

23,628,324 shares of Common Stock
offered by the Selling Stockholders

This prospectus is part of a registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of 23,628,324 shares (“Selling Stockholder Shares”) of our common stock, par value $0.00001 per share (“common stock”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our common stock by the Selling Stockholders.

The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We shall bear all fees and expenses incurred in connection with the registration statement of which this prospectus is a part, and all expenses incurred in performing or complying with our other obligations under the registration rights agreements and other registration rights pursuant to which such registration statement has been filed. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market, under the symbol “LUXH.” Our Series A preferred stock is listed on the Nasdaq Capital Market under the symbol “LUXHP”.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that registers the resale by the Selling Stockholders identified herein (and its permitted transferees) from time to time of up to an aggregate of 23,628,324 Selling Stockholder Shares.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, or any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

Unless the context otherwise requires, “LuxUrban,” “our Company,” “we,” “us,” “our” and similar terms refer to LuxUrban Hotels Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Business

We lease entire existing hotels on a long-term basis and rent out hotel rooms in the properties we lease. We currently have a portfolio of hotel rooms in New York and New Orleans through long-term lease agreements and manage these hotels directly. Our revenues are generated through the rental of rooms to guests and through ancillary services such as cancellable room rate fees, resort fees, late and early check-in and check-out fees, baggage fees, parking fees, grab and go food service fees, and upgrade fees. As of the date of this prospectus, we have 1,056 hotel rooms available for rent through our portfolio. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties primarily through numerous third-party online travel agency channels and our own listing platforms.

During 2024 our Company has been engaged in a concerted effort to enhance our management and operations teams and improve the performance of our hotel portfolio and operations. We refer to these initiatives as “LuxUrban 2.0.” As part of our strategy to improve portfolio performance, we exited several hotels during 2024 that had a history of negative cash flow. Our main focus is currently on the New York hotel market. The LuxUrban 2.0 initiatives also have included the recruitment of talented directors and officers who have meaningful and broad experience in the hotel and online travel services industries, as well as financing and business development expertise. These efforts have included the appointments of Elan Blutinger, a hotel and travel technology industries veteran, as our Nonexecutive Chairman of the Board, Robert Arigo, a hotel operations veteran, as our Chief Executive Officer, Michael James, a CPA possessing broad CFO and accounting experience, as our Chief Financial Officer, and the addition of Alex Lombardo, a finance and hotel industry veteran, among others to our board of directors. We are continuing the efforts to improve operational experience across all areas of our company through the assignment of existing operational personnel to areas in which their expertise can be focused. While we believe the LuxUrban 2.0 initiatives bring our company closer to achieving positive cash flow on a monthly basis from going forward operations, legacy liabilities continue to place significant strains on our company and will require us to continue our efforts to improve the Company, including securing additional capital funding, continued material cost cutting efforts, and the implementation of other measures to focus and improve our operational efficiencies.

Property Summary

We enter into triple net leases in which we are responsible for all of the costs on the property outside of exterior structural maintenance. As of June 30, 2024, we leased nine (9) properties with 1,056 units available for rent. In March 2024 through June of 2024, we surrendered three of these hotels, and surrendered one hotel subsequent to June 30, 2024, based on our evaluation that such properties (a) had relatively poor performance, (b) presented suboptimal size and scale, and (c) are of general quality that over time could present risks to our company. Although we have been able to negotiate terms for the surrender of certain of our units, the surrender of these properties have and could continue to expose the Company to potential claims by landlords.

Our portfolio of properties as of June 30, 2024 (as adjusted for the surrender of certain properties through such date as noted above) was as follows:

Property	# of Units	Property Type	Lease Term	Lease Remaining at 6/30/24 (years)	Extension Option (remaining at 6/30/24)	Annual Escalation	Date Commenced
Blakely: 136 W 55th St, New York, NY 10105	117	Licensed hotel	15-year	12.3	10-year	3%	11/1/2021

Herald: 71 W 35th St, New York, NY 10001	168	Licensed hotel	15-year	12.9	None	3%	6/2/2022

Lafayette(1): 600 St Charles Ave, New Orleans, LA 70130	60	Licensed hotel	19.4-year	17.7	None	2%	11/1/2022

Tuscany: 120 E 39th St., New York, NY 10016	125	Licensed hotel	15-year	13.5	10-year	2%	1/1/2023

Hotel 57: 2869 130 E 57th St., New York, NY 10022	216	Licensed hotel	15-year	14.0	10-year	3%	7/1/2023

Condor: 56 Franklin Ave, Brooklyn, NY 11205	35	Licensed hotel	15-year	14.2	10-year	3%	9/1/2023

BeHome: 56 765 8th Ave, New York, NY 10036	44	Licensed hotel	25-year	24.0	None	3%	7/1/2023

Hotel 27: 62 Madison Ave, New York, NY 10016	74	Licensed hotel	15-year	14.3	10-year	3%	11/1/2023

Washington: 8 Albany Street, New York, NY 10006	217	Licensed hotel	15.2-year	13.4	None	2%	9/20/2022

			Weighted Avg.	Weighted Avg.	Weighted Avg.	Weighted Avg.
Operating Units as of 6/30/2024	1,056		15.7	14.1	5.4	2.6%

(1)	The property was vacated subsequent to June 30, 2024.

Due to the triple-net structure of our leases, we are typically responsible for the interior maintenance of our properties, and the landlord is responsible for the exterior maintenance and roof.

As a matter of course, from time to time we become, and are currently, involved in disputes with landlords for certain hotel properties. The complexity of each lease for each of our hotels requires us to be diligent with respect to the terms of each lease, including deposit requirements, deliverables, and management and maintenance terms, among other terms and covenants. A dispute under a lease can range from minor issues to issues that could give rise to claims of default by us or the landlord under the lease. Currently, we have defaults across certain properties totaling 719 keys, all of which we believe are in the process of being cured. In the event we are unable to cure our default under a lease, an event of default could ultimately be declared by the landlord thereunder, with the landlord then having remedies that include the right to terminate the lease. Where landlords have breached and have not cured, we may be required to litigate to protect our rights under one or more leases, which could divert management attention from our regular operations and could be costly to our company without any guarantee of success in the action.

Financings with Selling Stockholders

In various private placements and related transactions since our initial public offering, as disclosed in our prior filings under the Exchange Act of 1934, as amended, we have sold and issued to Greenle Partners LLC Series Alpha PS (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle” or the “Selling Stockholders”) certain promissory notes, warrants, and shares of common stock. The terms of certain of these transactions included restrictions prohibiting the sale by our company of shares of our common stock at per-share prices below $5.00 (as may be adjusted for stock splits and similar transactions, the “Trigger Price”). The restrictions on sales of our common stock by our company below the Trigger Price terminates on November 6, 2024. Our agreements with Greenle contain provisions prohibiting Greenle from owning at any time that number of shares of our common stock that would be in excess of 9.99% of our then outstanding shares of common stock (the “9.99% Blocker”).

In April 2024, we secured from Greenle a limited waiver on the Trigger Price restrictions. This waiver permitted us to sell up to an aggregate of 15 million shares prior to November 2024 at prices below the Trigger Price. In consideration of this waiver, Greenle was issued 2,800,000 shares of our common stock. This waiver was amended in May 2024 to increase the number of shares permitted to be sold by our company at prices under the Trigger Price prior to November 6, 2024 to the greater of (i) 30 million shares and (ii) $30 million (based on the gross sale prices of such shares). In consideration of this waiver modification, Greenle was entitled to receive 0.22 shares of common stock for each share of common stock sold (or underlying convertible securities sold) by our company in any private placements or public offerings in excess of 15 million shares at prices below the Trigger Price. As a result of the offerings consummated by our company prior to the date hereof, a fixed aggregate of 20,828,324 shares became issuable to Greenle for no further consideration, with 13,900,000 of such shares issued to date and the remaining 9,728,324 shares irrevocably issuable to Greenle at such times as such issuances shall not cause Greenle to own a number of shares that exceed the 9.99% Blocker. Except for compliance with the 9.99% Blocker, there are no conditions to the issuance of any of the foregoing shares to Greenle.

All 23,628,324 shares described above are registered for resale under the registration statement of which this prospectus forms a part.

Recent Developments

August 2024 Debt Offering

In August 2024, we issued in a private placement (the “2024 Debt Placement”) under the terms of a securities purchase agreement (“August 2024 SPA”), for cash and the conversion by certain holders of other existing indebtedness and equity of same into such offering, an aggregate principal amount of approximately $8.9 million of promissory notes (the “2024 Notes”) and warrants (the “2024 Warrants”) to purchase common stock. On October 18, 2024, the Company determined to extend the 2024 Debt Placement through November 6, 2024 for the sale under a securities purchase agreement (the “October 2024 SPA” and, together with the August 2024 SPA, the “2024 SPA”) that is substantively identical to the August 2024 SPA as modified by the Modification (as defined) of up to an additional $5 million principal amount of 2024 Notes and 2024 Note Warrants. The Company will report final amounts sold in the 2024 Debt Placement through a Current Report on Form 8-K. The Company is obligated to use the net cash proceeds from the 2024 Debt Placement for working capital and other general corporate purposes as prescribed by the 2024 SPA. Among these corporate purposes is the continued advancement of “Lux 2.0,” the Company’s previously announced series of initiatives focused on identifying and curing various financial and operational issues, and to create a platform that can deliver long-term stockholder value. In connection with the extension of the 2024 Debt Offering and cure of any defaults under outstanding 2024 Notes (the “Modification”), the conversion and exercise prices were lowered as discussed below.

The 2024 Notes bear interest at 18%, and are secured by substantially all of the assets of the Company under the terms of a guarantee and security agreement. The principal of the 2024 Notes is repayable in twenty-four (24) equal monthly installments, commencing on August 13, 2025, and continuing on the same day of each month thereafter until the principal amount is paid in full, with all principal and interest due thereon to be paid on or prior to August 13, 2027, unless the August 2024 Notes are previously converted into common stock or preferred stock as described below. From time to time, on and after the earlier of (a) both the completion of the Reverse Split and shareholder approval of the Nasdaq Compliance Waiver and (b) the 91st day after the initial Closing of the  2024 Debt Placement, the holders of the 2024 Notes have the right to convert, in whole or in part, principal and interest thereunder into shares of common stock. The per-share conversion price is $0.06; provided, however, that. in the event the VWAP of the common stock for the three trading days immediately following the date the Reverse Stock Split is implemented is lower than the then-current split-adjusted conversion price, the conversion price shall be reset to such three-day VWAP; provided, that such conversion price shall not be less than $0.05 (as adjusted for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the per-share conversion price shall not be adjusted to less than $3.50.

The  2024 Warrants have a five-year term from the date of the initial closing of the  2024 Debt Placement and shall become exercisable at the per-share exercise price of $0.06 commencing on the date of the earliest to occur of (a) shareholder approval of the Reverse Split (as defined below) and the Nasdaq Compliance Waiver (as defined below) and (b) the 91st day after the initial closing of the  2024 Debt Placement. In the event of an adjustment of the conversion price of the 2024 Notes as described above, the exercise price of the 2024 Notes shall be similarly adjusted.

Proposed Reverse Stock Split and Nasdaq Compliance Waiver

Under the terms of the August 2024 Debt Placement, the Company has filed and mailed a definitive proxy statement for purposes of calling a special meeting of the Company’s shareholders to seek approval of certain prescribed proposals. The special meeting is scheduled for November 12, 2024. These proposals include an amendment to the Company’s certificate of incorporation to effect a reverse stock split (“Reverse Split”) of the Company’s outstanding common stock in the range of one share-for-30 shares to one share-for-70 shares, the specific split ratio to be determined within such range in the discretion of the Company’s board of directors (based on market conditions, Nasdaq requirements and advice of counsel and investment banker). In connection with the Reverse Split, the number of authorized shares of the Company’s common stock would be maintained at 200,000,000 shares, preferred stock would be maintained at 20,000,0000 shares, and the shares authorized under the Company’s existing 2022 incentive plan would remain at 8,000,000 shares. The proposals also include approval of the transactions under the SPA (“Nasdaq Compliance Waiver”) with respect to issuances or deemed issuances of common stock (including upon exercise of the August 2024 Warrants or conversion of the August 2024 Notes) in aggregate excess of 19.99% of our outstanding common stock at less than the Minimum Price (as defined in applicable Nasdaq regulations) as required to comply with Nasdaq regulations.

The information in this prospectus does not give effect to the implementation of any proposed Reverse Split.

Corporate Information

Our executive offices are located at 2125 Biscayne Blvd, Suite 253 Miami, Florida 33137 and our telephone number is 833-723-7368.

We maintain a website with the address www.luxurbanhotels.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-K and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this report. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to receive certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, exclusion from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1940, as amended (the “Exchange Act”).

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

Terms of the Offering:

Common stock offered by the Selling Stockholders:

This prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of 23,628,324 shares (“Selling Stockholder Shares”) of our common stock, par value $0.00001 per share (“common stock”).

Selling Stockholders:	See the section of this prospectus entitled “Selling Stockholders.”

Shares of common stock outstanding:

151,854,265 shares of our common stock are outstanding. The shares and per-share information in this prospectus gives no effect to the proposed Reverse Split or the issuance of any shares upon conversion of the  2024 Notes or exercise of the  2024 Warrants or any outstanding options or options or other equity based awards that have been or may be granted under the terms of our 2022 equity incentive plan, as amended.

Use of proceeds:	We will not receive any proceeds from the sales of common stock by the Selling Stockholder pursuant to this prospectus. See “Use of Proceeds” on page 11 of this prospectus.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus and the documents incorporated herein by reference for a discussion of factors you should carefully consider before deciding to invest our securities.

Listing:	Our common stock is listed on Nasdaq under the symbol “LUXH.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents that are incorporated by reference into this prospectus, before investing in any of our securities. Our business, financial condition, results of operations, cash flows, or prospects could be materially and adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we or you may face. Additional risks and uncertainties not presently known to us or that we may deem currently immaterial may also impair our business operations or adversely affect our operations or financial condition. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In addition to the risks set forth in the foregoing reports, we also note additional risks we currently face, including, but not limited to:

We are currently delinquent under Nasdaq’s continuing listing standards, had a hearing with Nasdaq on October 15, 2024 at which we presented our plan to regain compliance, and have been granted a continued listing exception subject to certain conditions.

We are currently delinquent under Nasdaq’s continuing listing standards. We currently do not meet the minimum market price or aggregate securities market value standards. A hearing was held with Nasdaq on October 15, 2024 at which we presented a plan to regain compliance with such standards, which plan included a request for additional time to comply with the $35 million minimum market value of securities requirement. We received the hearing panel’s decision and have been granted a continued listing exception, which is conditioned upon, among other requirements, that we obtain stockholder approval of the Reverse Split by November 12, 2024 and implement same by November 21, 2024. We are also subject to Nasdaq monitoring for the next twelve months. were advised that the Nasdaq hearing panel anticipates rendering its decision and recommendation on or prior to the end of October 2024. Although we believe we have been granted this continued listing exception, there can be no assurance that we will successfully implement all elements of our compliance plan and achieve all objectives outlined therein. As noted in the risk factors in our Annual Report on Form 10-K, loss of Nasdaq listing could adversely affect our stock price and limit our ability to sell equity in the future, in turn, limiting our ability to raise additional capital as and when required.

We have significant legacy liabilities that we do not anticipate can be meet solely from operational cash flow as currently anticipated.

We have significant legacy liabilities that were incurred in connection with the operation of our company during the periods prior to the material modification of our executive management team and board. While our efforts in 2024, which we refer to as “LuxUrban 2.0,” have led to what we believe are more efficient hotel portfolio and on-the-ground operations, and such initiatives have brought our company to a position that current management believes will ultimately allow our company to operate on a monthly cash flow positive basis going forward, such cash flow is unlikely to be adequate to meet all of our legacy liabilities. These liabilities include significant amounts allegedly accrued and unpaid to the labor union with which we work with in the operation of our hotels, and potentially material litigation exposures from legacy properties and strategic partnerships. We anticipate that we will need to raise significant additional capital to supplement our operational cash flow and/or engage in strategic transactions to meet all such obligations. If we are unable to continue improvements to our business and operations while also securing additional financings, our ability to continue as a going concern is in doubt. Potential financings could continue to include materially dilutive equity financings and debt financings. There can be no assurance that the necessary capital financings will be available to us on commercially reasonable terms or at all.

Conversion of our 2024 Notes and exercise of our 2024 Warrants into shares of our common stock will cause substantial dilution to stockholders.

As of the date of this prospectus, subject to stockholder approval of the Nasdaq Compliance Waiver, and assuming we sell all 2024 Notes and 2024 Warrants in our 2024 Debt Offering as has been extended through November 6, 2024, the 2024 Notes and 2024 Note Warrants are exercisable into an aggregate of approximately 600,000,000 shares. For illustration purposes, if we implement a 1-for-70 Reverse Stock Split, the aggregate number of shares issuable upon full conversion of the 2024 Notes and exercise of the 2024 Warrants in accordance with the foregoing would be 8,571,429 shares of common stock. The issuances of shares would dilute the percentage ownership interest of all stockholders, dilute the book value per share of the common stock, and increase the number of the Company’s outstanding shares, which could depress the market price of the common stock, and, absent other factors and developments for our company or the market generally, could serve to materially depress the market price for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. The forward-looking statements are contained principally in, but not limited to, “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. Our periodic filings with the SEC and our future SEC reports may also contain forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about.

●	our financial performance, including our ability to generate revenue;

●	the ability of our company to continue as a going concern absent access to equity, debt or other financing

●	our ability to secure additional leases for hotel properties on terms that will help drive profitability;

●	the potential effects on our business from pandemics, such as those experienced during the COVID-19;

●	the potential effects of a challenging economy, for example, on the demand for vacation travel accommodations such as ours;

●	the ability of our short-stay accommodation offerings to achieve and sustain market acceptance across multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	the need to geographically centralize principal operations.

●	our efforts to identify, recruit and retain qualified officers, key employees, and directors possessing experience in the hotel and online travel services industries;

●	our ability to service our existing indebtedness and Series A Preferred Stock dividend and to obtain additional financing, including through the issuance of equity and debt, when and as needed on commercially reasonable terms;

●	our ability to protect our intellectual property;

●	our ability to manage our relationships with the unions to which our hotel employees belong;

●	our ability to complete strategic acquisitions, including joint ventures;

●	the need to obtain uninterrupted service from the third-party service providers we rely on for material aspects of our operations, including payment processing, data collection and security, online reservations, and booking and other technology services;

●	the effects of employment, labor union, and customer related litigations and disputes that may arise from time to time in the course of our operations and our efforts to minimize and resolve same;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and the information incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those listed elsewhere in this prospectus, in our Annual Report on Form 10-K under “Item 1A. Risk Factors”, and the risks detailed in our periodic filings with the SEC and future SEC reports. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Given these risks and uncertainties, investors are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Our Company undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sales of common stock by the Selling Stockholders pursuant to this prospectus.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since inception, and we do not anticipate paying any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used to provide working capital, support our operations, and finance the growth and development of our business. We currently pay a monthly cash dividend on our Series A preferred stock and our ability to pay dividends on our common stock are limited by the terms of such Series A preferred stock.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended (our “certificate of incorporation”), bylaws and the Delaware General Corporation Law (“DGCL”), relating to our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 200,000,000 shares of common stock, par value $0.00001, and 20,000,000 shares of preferred stock, par value $0.00001, of which 20,000,000 have been authorized and designated as our Series A Preferred Stock.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

All shares of our common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class of common stock with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of our common stock.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of our common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of our common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption or repurchase rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could authorize additional shares of our Series A Preferred Stock or authorize and designate other series of our preferred stock.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of our stockholders’ meetings. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by our stockholders then holding a majority of our voting power. As of the date of this prospectus, Brian Ferdinand, our chairman and co-chief executive officer, controls the majority of our voting power and therefore may unilaterally exercise the foregoing rights. We may in the future seek stockholder approval to amend our certificate of incorporation to implement a classified board comprised of three classes of directors, with only one class up for re-election at each annual meeting of our stockholders. A classified board would make it more difficult to replace the majority of our directors.

Exclusive Forum Selection

Article Eleventh of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to our Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act, the Exchange Act and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “LUXH” and our Series A Preferred Stock is listed on The Nasdaq Capital Market under the symbol “LUXHP.”

SELLING STOCKHOLDERS

We are registering the resale of the Selling Stockholder Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time.

Selling Stockholders

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders as of the date of this prospectus.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholders have sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 151,854,265 shares of our common stock outstanding as of the date of this prospectus.

	Number of Shares of common stock Beneficially Owned Prior to Offering	Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(2)(3)	Number(2)	Number(4)	Percent(4)
Greenle Partners LLC Series Alpha PS(1)	19,020,800	19,020,800	0	0%
Greenle Partners LLC Series Beta PS(1)	4,607,524	4,607,524	0	0%

(1)	Information as provided by Greenle. Alan Uryniak is the manager of Greenle Alpha and Greenle Beta.
(2)	Assumes the sale of all shares of common stock being offered pursuant to this prospectus.
(3)	Consists of all shares issued or issuable by us to Greenle under the terms of the waiver and waiver modification as described in this prospectus under the section entitled “Prospectus Summary – Financings with Selling Stockholders.”
(4)	This number and percentage does not give effect to any shares of common stock that may become issuable to the Selling Stockholders upon conversion of any August 2024 Notes or exercise of the August 2024 Warrants, or the exercise of any other rights such holders may have or hereafter acquire to receive shares of our common stock. See “Prospectus Summary – Recent Developments – August 2024 Debt Offering.” Consistent with ownership blockers contained in our agreements with the Selling Stockholders, at no point will ownership of the shares exceed 9.99% unless such blockers are hereafter modified in accordance with the terms of such agreements.

PLAN OF DISTRIBUTION

General Plan of Distribution

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or;

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of and for the years ended December 31, 2023 and 2022, have been incorporated by reference here in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our Company. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at https://luxurbanhotels.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 15, 2024;

●	our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, filed with the SEC on September 25, 2024;

●	our Current Reports on Form 8-K or amendments thereto filed with the SEC on each of September 25, 2024 and October 1, 2024; October 21, 2024; October 25, 2024; November 1, 2024; and November 4, 2024.

●	the description of the Common Stock contained in our Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the description of the Series A preferred stock contained in our Registration Statement on Form 8-A (File No. 001-41473), filed with the SEC on October 28, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Secretary or by calling us at 833-723-7368.

LUXURBAN HOTELS INC.

23,628,324 shares of Common Stock
offered by the Selling Stockholders

PROSPECTUS

November 7, 2024